UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 24, 2010

Heritage Oaks Bancorp
(Exact name of registrant as specified in its charter)

California	000-05020	77-0388249
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 12th Street, Paso Robles, CA	93446
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   805-369-5200

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

     (a)

     On September 24, 2010, the Audit Committee of Heritage Oaks Bancorp (the "Company") concluded that the Company should amend its previously issued consolidated financial statements that were included in the Company's Quarterly Report on Form 10-Q as of and for the quarter ended June 30, 2010, and that such consolidated financial statements, as well as the Company's previously issued earnings release for the second quarter of 2010, should no longer be relied upon. The Audit Committee reached this conclusion based on a reevaluation of the accounting treatment during the second quarter of 2010 for the conversion of the Company's Series B Preferred Stock to Common Stock, which identified that the Company did not properly account for the contingent beneficial conversion feature of the Series B Preferred Stock. The Company has on today's date filed an amendment to its previously filed Form 10-Q as of and for the quarter ended June 30, 2010, reflecting a restatement of the consolidated financial statements and the notes thereto to correct the accounting for the contingent beneficial conversion feature, as discussed below. The restatement reflects changes in net loss applicable to common shareholders and loss per common share on the consolidated statements of operations, as well as adjustments to additional paid in capital and retained earnings of the equity accounts on the consolidated statement of financial condition, but does not affect any other portions of the consolidated financial statements.

     The revisions to the consolidated financial statements relate to the intrinsic value of the contingent beneficial conversion feature associated with both the Series B and Series C Preferred Stock. The amount of the contingent beneficial conversion feature for the Series B and Series C Preferred Stock was determined based on the difference in the market value of the Company's common stock on March 10, 2010, (the "commitment date") the date the Company made a firm commitment to issue the Series B and Series C Preferred Stock, and the actual per common share conversion price of the Series B and Series C Preferred Stock. On the commitment date the market value of the Company's common stock was $3.45 per share compared to the $3.25 per share conversion price of the Series B and Series C Preferred Stock. This $0.20 per share difference between the market value of the Company's common stock and conversion price of the Series B and Series C Preferred Stock represented a contingent beneficial conversion feature of the Series B and Series C Preferred Stock of approximately $3.5 million, and $0.2 million, respectively.

     The recognition of the contingent beneficial conversion feature associated with the Series B Preferred Stock will be reflected in an amended quarterly report on Form 10-Q the second quarter of 2010; the quarter in which the Company's shareholders approved the conversion of the Preferred Stock to common stock. Additionally, the Company will reflect in such amended Form 10-Q, in the notes to its June 30, 2010 interim financial statements, the contingent beneficial conversion feature valued at $0.2 million related to the Series C Preferred Stock, which has no defined date for conversion to common stock, and which had not converted to common stock as of June 30, 2010.

     The calculation of net loss available for common shareholders and basic loss per share has been restated below for the three and six months ended June 30, 2010 to properly reflect the accretion of the contingent beneficial conversion discount on the Series B Preferred Stock:

	For the three months ending,
		Accretion of
		beneficial conversion
	June 30, 2010	discount on Series B	June 30, 2010
(dollar amounts in thousands except per share data)	As reported	Preferred Stock	Restated
Net loss	$(5,835)		$(5,835)
Less: dividends and accretion on preferred stock	(353)	(3,456)	(3,809)
Net loss applicable to common shareholders	$(6,188)		$(9,644)
Weighted average shares outstanding	11,250,989		11,250,989
Basic loss per share	$(0.55)		$(0.86)

	For the six months ending,
		Accretion of
		beneficial conversion
	June 30, 2010	discount on Series B	June 30, 2010
(dollar amounts in thousands except per share data)	As reported	Preferred Stock	Restated
Net loss	$(7,174)		$(7,174)
Less: dividends and accretion on preferred stock	(704)	(3,456)	(4,160)
Net loss applicable to common shareholders	$(7,878)		$(11,334)
Weighted average shares outstanding	9,492,421		9,492,421
Basic loss per share	$(0.83)		$(1.19)

     As previously mentioned, the Company adjusted the balances of additional paid in capital and retained earnings to properly reflect the issuance of the Series B Preferred Stock as well as the immediate accretion of the Series B Preferred Stock discount as of the date the Company converted the Series B Preferred Stock to common stock. The table below reflects the impact of those adjustments:

	June 30, 2010
	Additional Paid	Retained
(dollar amounts in thousands)	in Capital	Earnings
Balance as of June 30, 2010, as previously reported	$3,430	$5,529
Increase in additional paid in capital / (accretion) of beneficial conversion
discount on Series B Preferred Stock	$3,456	$(3,456)
Balance as of June 30, 2010, as adjusted	$6,886	$2,073

The Audit Committee and members of the Company's executive management have discussed the matters disclosed in this Form 8-K with Vavrinek, Trine, Day & Co., the Company's registered public accounting firm, as of and for the quarter ended June 30, 2010.

On September 24, 2010, the Company issued a news release concerning the filing of the amendment to its previously filed Form 10-Q as of and for the quarter ended June 30, 2010. A copy of the news release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibit	Description
99.1	News Release dated September 24, 2010

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Heritage Oaks Bancorp (Registrant)
September 24, 2010 (Date)	/s/ LAWRENCE P. WARD Lawrence P. Ward Chief Executive Officer (Principal Executive and Financial Officer)